SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT No.)

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[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the
Commission Only (as permitted by
Rule 14a-6 (e) (2)
[X]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or 240.14a-12

Adams Resources & Energy, Inc.
 (Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ADAMS RESOURCES & ENERGY, INC.
4400 POST OAK PARKWAY, SUITE 2700
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 19, 2010

To our Stockholders:

Notice is hereby given that the Annual Meeting of Shareholders of Adams Resources & Energy, Inc. will be held at 4400 Post Oak Parkway, Suite 2700, Houston, Texas, on Wednesday, May 19, 2010 at 11:00 a.m., Houston time, for the following purposes:

1.           Elect a board of five directors; and

2.	Transact such other business as may properly come before the meeting or any adjournments thereof.

Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement.  The close of business on April 1, 2010 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

By Order of the Board of Directors

/s/ David B. Hurst
David B. Hurst
Secretary

Houston, Texas
April 1, 2010

NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING
 TO BE HELD ON MAY 19, 2010.

THE COMPANY’S PROXY STATEMENT AND THE 2009 ANNUAL REPORT
 ARE ALSO AVAILABLE AT www.adamsresources.com

YOU ARE INVITED TO ATTEND THE MEETING IN PERSON.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY.  THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.  IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY.

ADAMS RESOURCES & ENERGY, INC.
4400 Post Oak Parkway, Suite 2700
Houston, Texas 77027

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2010

This Proxy Statement and accompanying proxy are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Adams Resources & Energy, Inc., a Delaware corporation (the “Company”), for use at the 2010 Annual Meeting of Shareholders to be held at 4400 Post Oak Parkway, Suite 2700, Houston, Texas, on Wednesday, May 19, 2010 at 11:00 a.m., Houston time, and any and all adjournments thereof, (such meeting or adjournment(s) thereof referred to as the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 15, 2010.

The Company will pay the cost of solicitation of the proxies.  In addition to solicitation by mail, proxies may be solicited personally or by telephone or e-mail by directors, officers and employees of the Company, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals.  Compensation and expenses of any such firms, which are not expected to exceed $1,000, will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the close of business on April 1, 2010, the record date of those entitled to receive notice of and to vote at the meeting, the Company had outstanding 4,217,596 shares of common stock, $0.10 par value per share ("Common Stock").  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Each share of Common Stock is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting.  Shareholders may not cumulate their votes for the election of directors.  Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting.  Withhold authority will have the effect of a vote cast “AGAINST” Item 1.  Broker non-votes will not be counted in the tabulations of the votes cast on Item 1 and will have no effect on the outcome of the vote.

All shares represented by properly executed or submitted proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies.  If no direction is indicated, the shares will be voted FOR the election as directors of the nominees listed herein, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting.  The enclosed proxy, even though executed and returned, may nevertheless be revoked at any time before it is voted by the subsequent execution and submission of a revised proxy, by written notice of revocation to the Secretary of the Company at the address set forth above or by voting in person at the meeting.  However, simply attending the Annual Meeting and not voting will not revoke a proxy.

ELECTION OF DIRECTORS

The persons named as proxy holders in the enclosed proxy have been selected by the Board of Directors to serve as proxies and will vote the shares represented by valid proxies at the Annual Meeting and any adjournments thereof.  They have indicated that, unless otherwise specified in the proxy, they intend to vote for the election as director each of the persons named as a nominee listed below under “Nominees for Director” unless authority to vote in the election of directors is withheld on each proxy.  Each nominee is currently a member of the Board of Directors.  Each duly elected director will hold office until the 2011 Annual Meeting of Shareholders or until his successor shall have been elected and qualified.  Although the Board of Directors of the Company does not contemplate that a nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.  Proxies cannot be voted in the election of directors for more than five persons, as that is the number of nominees named herein.

Nominees for Director

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed below.

For each of the Company’s directors, the following table sets forth their names, ages, principal occupations, other directorships of public companies held by them and length of continuous service as a director.  Any directorship of public companies held by the nominees within the last five years is also presented below.

	Principal Occupation	Director
Nominee and Age	and Directorship	Since

K. S. Adams, Jr. (87)	Chairman of the Board and Chief Executive	1973
	Officer of the Company

E. C. Reinauer, Jr. (74)	Retired--Former International Project Manager	1973

E. Jack Webster, Jr. (89)	Chairman and CEO of Petrol Properties, Inc.	1985

Frank T. Webster (61)	President and Chief Operating Officer of the Company	2004

Larry E. Bell (62)	Risk Manager --Frontier Oil Corporation	2006

All of the directors other than Mr. Adams own less than one percent of the class of shares outstanding.  All of the directors have been engaged in the principal occupations indicated above for the last five years except Mr. Reinauer retired in January 2010 from his previous position as International Project Manager with Development Alternatives, Inc.  There is no family relationship between Mr. E. Jack Webster, Jr. and Mr. Frank T. Webster.  As beneficial owner of 49.3 percent of the Company’s common stock and founder of the Company, Mr. Adams has determined that the shareholders are best served by him holding the combined positions of Chairman and Chief Executive Officer.  No other lead independent director has been designated.

Independence

The Company’s Board of Directors is comprised of a majority of independent directors as defined under NYSE Amex listing standards. There are no family relationships among any of the directors or executive officers of the Company.  The directors determined by the Board to be independent are Mr. Reinauer, Mr. E. Jack Webster, Jr. and Mr. Bell. The Board has determined that none of the designated independent directors has any relationship that, under NYSE Amex rules, would preclude their service on any of the standing committees of the Board.  In making its determination, the Board considered transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons” below.  The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent.  In addition, the Board requires each of its members and each of the director nominees to disclose in an annual questionnaire any relationship they or their family members may have with the Company, its subsidiaries, its independent accountants, directors and officers within the past five years. The Board considers any such relationship in making its determination.  Mr. Adams and Mr. Frank T. Webster are considered inside directors because of their employment with the Company.

Meetings and Committees of the Board

In 2009, the Board met four times and all directors attended at least 75% of the meetings of the Board and the committees on which they served for the period in which they held office.   It is the Company’s policy that all persons nominated for election to the Board at the time of the annual meeting be present at such meeting.  All directors attended the 2009 annual meeting.  The Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating Committee.

	Summary of	Committee	Meetings in
Committees of the Board	Responsibilities	Members	2009

Audit	Retains independent registered public accounting firm and pre-approves their services. Reviews and approves financial statements and internal controls.	Reinauer, Jr.* Bell** Webster, Jr.	Six

Compensation	Evaluates the performance of the Chief Executive Officer and establishes the compensation of the Chief Executive Officer and other executive officers.	Reinauer, Jr.* Bell Webster, Jr.	Two

Nominating	Identifies, considers and recommends to the Board nominees for directors.	Reinauer, Jr.* Bell Webster, Jr.	One
______________________________
*           Indicates Committee chair
**	Mr. Bell is an independent director and is the Company’s designated Audit Committee financial expert under Item 407(d)(5) of Regulation S-K.

The responsibilities of the Audit Committee, Compensation Committee and Nominating Committee are described in each of the committees’ respective charters, which were adopted by the respective committees and the Board.  These committee charters are available on the Company’s website at www.adamsresources.com, under Governance.  Copies may also be obtained by writing to Investor Relations, Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston, Texas 77027.

Nomination Policy

The Nominating Committee of the Board of Directors consists of current members Messrs. Reinauer, E. Jack Webster, Jr., and Bell.  Each of the members of the Nominating Committee is independent, as defined in Section 121A of the listing standards of the NYSE Amex.

The Nominating Committee identifies and recommends to the Board nominees for directors to be considered at the annual meeting of shareholders or to serve as replacements in the event of a vacancy on the Board.  The Committee would also consider nominees submitted by stockholders to the Secretary of the Company if submitted in accordance with the procedures set forth in the Company’s Bylaws. You may obtain a copy of the Bylaws by writing to Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston Texas 77027, Attention:  Corporate Secretary, David Hurst. The Company’s Bylaws can also be found on the Company’s website at www.adamsresources.com, under Governance.

In identifying and evaluating candidates for nomination to the Board, the Nominating Committee considers several factors, including education, experience, knowledge, expertise, independence and availability to effectively carry out the duties of a Board member.  The qualifications and backgrounds of prospective candidates are reviewed in the context of the current composition of the Board to ensure the Board maintains the proper balance of knowledge and experience to effectively manage the Company’s business for the long-term interests of the shareholders.  The Nominating Committee initially identifies candidates for nomination through its and management’s general industry contacts.  It has not been the practice of the Nominating Committee to consider for nomination any director candidates recommended by shareholders as no such request has ever occurred.  The Nominating Committee will review its policy position if such a request is received.  Shareholders may communicate with the Board of Directors as described herein below.

The Nominating Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.  Specifically with respect to the experience and qualifications of each of the persons nominated to serve on the Board of Directors, the Nominating Committee considered the following information to conclude that each such nominee should serve as a director of the Company.  Mr. Adams is the founder of the Company and his industry experience dates back to 1947 with the predecessor entities of the Company.  Mr. Reinauer was elected to the Company’s Board at the time of the initial public offering in 1973.  He possesses extensive knowledge of the Company’s history and has had direct management oversight in a variety of international projects throughout the world.  Mr. E. Jack Webster, Jr. has business ownership and extensive operational experience in the refined products and distribution segment of the oil and gas industry as well as investment experience within the exploration and production segment of the industry.  Mr. Frank T. Webster has been associated with the Company in various capacities dating back to 1985 when he first provided corporate banking services to the Company.  Mr. Bell has extensive industry and risk management experience.  His area of expertise includes commodity pricing risks, accounting and reporting internal control risk as well as traditional property and casualty exposure management.  Messer’s Bell, Reinauer and Frank T. Webster also have extensive securities experience with each of them previously holding a NASD Series 7 Registered Representative Securities License.  Each director’s professional experience strengthens the Board’s collective qualifications, skills and experience.

In connection with the Annual Meeting, the Nominating Committee has recommended the Directors listed in this proxy.

Communications with the Board

Any stockholder may communicate with the Board, a committee of the Board, or any individual director by sending written communication to them addressed to the Board of Directors of Adams Resources & Energy, Inc., a committee or such individual director or directors, 4400 Post Oak Parkway, Suite 2700, Houston Texas 77027, Attention: Investor Relations Manager.  All communications will be forwarded to the Board, a committee of the Board Committee or such individual director or directors in accordance with the request of the shareholder.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks.  The Audit Committee is responsible for oversight of risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance.  To satisfy these oversight responsibilities, the Audit Committee meets regularly with management, the Company’s internal auditor and independent registered public accounting firm.  The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s policies on structuring compensation programs.  To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, and particularly risks the Company’s compensation policies pose to the Company’s finances, human resources and stockholders.

EXECUTIVE OFFICERS

The following table provides information regarding the executive officers of the Company as of April 1, 2010.  The officers of the Company serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
K. S. Adams, Jr.	87	Chairman and Chief Executive Officer

F. T. Webster	61	President and Chief Operating Officer

Richard B. Abshire	57	Vice President and Chief Financial Officer

Sharon C. Davis	50	Treasurer and Chief Accounting Officer

K. S. "Bud" Adams, Jr. established his business interests beginning in 1947 with varying interests including petroleum products marketing, trucking and oil and gas exploration and production.  Certain of Mr. Adams' personal holdings became the basis of the Company when it made its initial public offering in 1973.  In addition to his involvement with the Company, other activities for Mr. Adams include farming, ranching, automobile dealerships, and the National Football League franchise Tennessee Titans.

F. T. “Chip” Webster was elected President and Chief Operating Officer of the Company in May 2004.  Mr. Webster was previously President and Chief Executive Officer of Duke Capital Partners, a business unit of Duke Energy.  Prior to joining Duke, he was a partner and managing director of Andersen’s energy corporate finance group.  He also spent 20 years in energy and corporate banking with First City Bank-Houston where he was Executive Vice President. He is a member of the Independent Petroleum Association of America and the Houston Producers’ Forum.

Richard B. Abshire joined the Company in 1985 and was previously employed by Arthur Andersen & Co.  Mr. Abshire is a Certified Public Accountant in the State of Texas and he serves as the Company’s principal financial officer.  In May 2009, Mr. Abshire also became employed as the Chief Financial Officer for the Company’s affiliate KSA Industries, Inc. and his salary and benefits with the Company were accordingly reduced.

Sharon C. Davis joined the Company in 1992 and was previously employed by Arthur Andersen & Co.  Ms. Davis is a Certified Public Accountant in the State of Texas and she serves as the Company’s principal accounting officer.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of the Company’s Chief Executive Officer and each of the Company’s other most highly compensated executive officers during the three fiscal years ended December 31, 2009, 2008 and 2007, whose total annual salary and bonus for fiscal 2009 exceeded $100,000.  There were no pension plans, stock options, shares of restricted stock or other equity awards granted by the registrant during the periods presented.

Name and		Annual Compensation
Principal Position	Year	Salary	Bonus	All Other(1)	Total
K. S. Adams, Jr.	2009	$245,336	$47,250	$11,364	$303,950
Chairman and Chief	2008	$236,250	$100,000	$23,666	$359,916
Executive Officer	2007	$225,000	$250,000	$20,462	$495,462

F. T. Webster	2009	$399,807	$77,000	$27,700	$504,507
President and	2008	$385,000	$100,000	$23,435	$508,435
Chief Operating Officer	2007	$385,000	$250,000	$23,617	$658,617

Richard B. Abshire	2009	$193,154	$30,000	$13,589	$236,743
Vice President and	2008	$231,000	$100,000	$17,928	$348,928
Chief Financial Officer	2007	$220,000	$250,000	$17,707	$487,707

Sharon C. Davis	2009	$170,192	$37,500	$11,552	$219,244
Treasurer and
Chief Accounting Officer
_______________________

(1)
Other compensation includes employer matching contributions to the Company’s 401(K) savings plan, a car allowance, reimbursement for club dues and life and disability insurance premiums.  The named executive officers receive no other perquisites or personal benefits.  In 2009, Mr. Adams received $3,000 in cash reimbursement for club dues.  In 2009, Mr. Webster received $10,667 in cash reimbursement for club dues including a $3,200 tax “gross-up”.  Life and disability insurance premiums paid on behalf of Messrs. Adams, Webster, Abshire and Ms. Davis totaled $3,732, $3,853, $3,551 and $1,852, respectively for 2009.  Ms. Davis’ annual compensation amounts are not presented for 2008 and 2007 because she was not an executive officer of the Company at that time.

Potential Payments upon Termination or Change in Control

Employment Agreements

Mr. F. T. Webster entered into an employment agreement with the Company in May 2004.  Currently, he is to serve as President and Chief Operating Officer of the Company and receive $385,000 as base annual salary through May 13, 2013.  Mr. F. T. Webster is eligible to participate in any leave, insurance and other employee benefit plans of the Company that may be in effect from time to time for management-level employees.  In addition, he is eligible to earn annual performance bonuses at the sole discretion of the Board of Directors and separately the Compensation Committee and the recommendation of the Chairman of the Board.  In the event Mr. F. T. Webster’s employment is terminated due to his death, his estate will be entitled to receive: (i) any earned and unpaid salary accrued through the date of his death; (ii) any benefits due to applicable plans and programs of the Company; and (iii) if applicable, any benefits due under or pursuant to workers’ compensation.  In the event Mr. F. T. Webster becomes disabled to the extent that he is unable to perform his duties and responsibilities under his employment agreement and such disability continues for a period of 90 days or an aggregate of 120 days during any calendar year, the Company will have the right to terminate the employment agreement upon 10 days’ prior written notice.  In the event Mr. F. T. Webster’s employment is terminated due to his disability, Mr. Webster will be entitled to receive: (i) any earned and unpaid salary accrued through the date of termination; (ii) any benefits due to applicable plans and programs of the Company; and (iii) any benefits available to him pursuant to applicable law.  In the event Mr. F. T. Webster is terminated for cause he will be entitled to receive; (i) any earned and unpaid salary accrued through the date of termination of his employment; (ii) any benefits due to applicable plans and programs of the Company; and (iii) any benefits available to him pursuant to applicable law.  In the event Mr. F. T. Webster voluntarily resigns, he will be entitled to receive only any earned and unpaid salary accrued through the actual date of acceptance of his resignation by the Board of Directors.  In the event Mr. F. T. Webster’s employment is terminated without cause, he will be entitled to receive the balance of his salary due under the employment agreement subject to offset for amounts which he receives due to any other employment or work.  If there is a change of control of the Company and as a result of such change of control, Mr. F. T. Webster’s employment agreement is terminated, then he will receive the greater of:  (i) the remaining salary due to him under his employment agreement or (ii) a sum equal to $385,000 less applicable withholdings and deductions.  Mr. Webster is also eligible for three years of uninterrupted participation in the Company or its successors, medical and dental plans provided Mr. Webster pays for such plans at the then prevailing employee rate. Mr. F. T. Webster’s original employment agreement was scheduled to terminate May 13, 2007.  The agreement was amended on various dates and currently the termination date is extended to May 13, 2013 with all other terms remaining as described herein.  Mr. Webster’s annual base salary is to remain at the current $385,000 level.  Based upon a hypothetical termination date of December 31, 2009, the severance benefits for Mr. F. T. Webster would have been as follows:

Termination due to	Termination due to	Termination for cause or	Termination without
change of control	death or disability	voluntary resignation	cause
$1,294,861	$5,923	$5,923	$1,294,861

The Company has entered into a Change of Control and Severance Agreement with its Chief Financial Officer, Richard B. Abshire. This agreement will terminate on July 25, 2012 if a Change of Control has not occurred on or before that date.  A Change of Control shall be deemed to have occurred if KSA Industries, Inc., K. S. Adams, Jr., and his children and grandchildren own less than 20% of the Company’s Common Stock.  This agreement provides that, if Mr. Abshire’s employment is terminated within 12 months following a Change in Control, by any event other than (i) by the Company for Cause (as defined), (ii) by reason of death or disability, or (iii) by Mr. Abshire’s initiative absent Good Reason (as defined), then the Company will pay Mr. Abshire a lump sum severance payment, in cash, equal to two times Mr. Abshire’s highest base salary (i.e.,  annualized regular earning excluding any bonus) as in effect during the three-year period ending the last day of the month immediately prior to the month in which the termination occurs.  Under Mr. Abshire’s Change of Control and Severance Agreement, Cause means (i) with certain exception, Mr. Abshire’s willful and continued failure to substantially perform his duties with the Company after a written notice from the Board, or (ii) Mr. Abshire’s willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  Mr. Abshire will be deemed to have Good Reason if (i) there is a material reduction or adverse alternation in his authority, duties or responsibilities, (ii) a material diminution in his base salary, or he is asked to relocate more than 50 miles from the Company’s current headquarters.  Based on a hypothetical termination date of December 31, 2009, the severance benefits for Mr. Abshire under the provisions of this Agreement would have been $462,000.

The Company has entered into a Change of Control and Severance Agreement with its Chief Accounting Officer, Sharon C. Davis. This agreement will terminate on September 20, 2012 if a Change of Control has not occurred on or before that date.  A Change of Control shall be deemed to have occurred if KSA Industries, Inc., K. S. Adams, Jr., and his children and grandchildren own less than 20% of the Company’s Common Stock.  This agreement provides that, if Ms. Davis’ employment is terminated within 12 months following a Change in Control, by any event other than (i) by the Company for Cause (as defined), (ii) by reason of death or disability, or (iii) by Ms. Davis’ initiative absent Good Reason (as defined), then the Company will pay Ms. Davis a lump sum severance payment, in cash, equal to two times Ms. Davis’ highest base salary (i.e.,  annualized regular earning excluding any bonus) as in effect during the three-year period ending the last day of the month immediately prior to the month in which the termination occurs.  Under Ms. Davis’ Change of Control and Severance Agreement, Cause means (i) with certain exception, Ms. Davis’ willful and continued failure to substantially perform her duties with the Company after a written notice from the Board, or (ii) Ms. Davis’ willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  Ms. Davis will be deemed to have Good Reason if (i) there is a material reduction or adverse alternation in her authority, duties or responsibilities, (ii) a material diminution in her base salary, or she is asked to relocate more than 50 miles from the Company’s current headquarters.  Based on a hypothetical termination date of December 31, 2009, the severance benefits for Ms. Davis under the provisions of this Agreement would have been $350,000.

COMPENSATION, DISCUSSION AND ANALYSIS

The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for its executive officers that are competitive in the business marketplace and that are based upon Company and individual performance.  The Company does not engage outside compensation consultants.

Compensation Philosophy

The Company’s compensation philosophy has the following objectives and executive compensation levels are determined in consideration thereof:
•	Establish and maintain a level of compensation that is competitive within the Company’s industry.
•	Provide an incentive mechanism for favorable results.
•	Provide a level of executive compensation that is consistent with the level of compensation for non-executive personnel.
•	Maintain a compensation system that is consistent with the objectives of sound corporate governance.

Design of Reward

Together with the need to retain its executive officers, the Company’s compensation program is designed to reward and create an incentive for the executive officers provided the Company’s overall financial condition and liquidity is sound.  Executive compensation as a reward is generally considered as a group rather than an individual achievement.  This approach fosters a team approach to management.

It is the policy of the Company to pay all forms of compensation in cash.  This is believed to be the simplest, most readily understood approach and does not expose the Company to potential future diminution of corporate value.  This policy also removes any issues regarding accounting and the tax deductibility of executive compensation.

Elements of Compensation

The Company’s executive compensation program is comprised of the following elements:
•	Base salary
•	Discretionary bonus
•	Benefits

The Company utilizes these three elements of executive compensation because these elements are believed to be the minimum required in order to retain its executive officer group.  Compensation decisions are made solely by the Company’s Compensation Committee without the use of compensation consultants.  Base salaries are initially determined based on negotiations at the time the executive joins the Company.  In subsequent years, such levels may be adjusted based on current competitive conditions.  Discretionary bonuses are used as an incentive for favorable results.  The discretionary bonus may also serve as a supplement to base salary levels, while allowing the Board to avoid such expense during a year when earnings do not meet expectations.  A pre-defined formula bonus system is not utilized.  This is because the discretionary approach is believed to better align management with the long-term interest of the Company rather than toward a set short-term formula target.

The determination of a discretionary bonus generally originates with a recommendation from executive officers based on the Company’s compensation philosophy.  An important consideration for the recommended amount is the level of salaries and bonuses paid to the Company’s non-executive officer employees.  The Company has a diverse group of non-executive employees with levels of compensation consistent with industry practices and varying responsibilities.  Recommended bonus amounts are consistent with the bonus amounts and concepts applied to non-executive employees.  The Compensation Committee retains final approval authority over such recommended amounts.  Discretionary bonuses may be awarded intermittently during the year as warranted by current results.  Such amounts are expensed as incurred.  Discretionary bonuses are anticipated to increase or decrease with the prevailing trend for consolidated net earnings.

The Company also provides employee benefits, primarily consisting of a 401(k) Plan (discussed below) and an employer sponsored medical plan.  The benefits provided the executive officer group are no different than those offered to non-executive employees.  The Company does not provide stock options or other common stock incentives.  The Company does not offer a defined benefit pension plan.

Perquisites

The Company provides the following:

•	Automobile Allowance
•	Club Dues Reimbursement
•	Life and Disability Insurance Premiums

Automobile allowance and club dues reimbursements are paid to the executive officers consistent with the payment of such amounts to non-executive employees.  The requirement to pay such amounts is negotiated with the executive at the time of their initial employment.  Life and disability insurance premiums are paid on behalf of the executives consistent with the payment of such insurance premiums for non-executive employees.

Perquisite amounts are not considered annual salary for bonus purposes.

401(k) Plan

Consistent with the Company’s desire to provide financial security in retirement, the Company offers a 401(k) plan to its employees, including its executive officers.  As described in footnote (1) to the Summary Compensation Table, the Company makes a matching contribution to the plan.  In 2009, the Company matched 100% of employee contributions up to 3% of compensation and matched 50% of employee contributions from 3% to 5% of compensation, subject to the current annual limit of $9,200.  This policy conforms with the IRS allowed safe harbor rules for matching contributions.

Employment and Severance Agreements

The Company has an employment agreement with Mr. F. T. Webster.  His agreement expires on May 13, 2013.  The agreement contains no automatic extensions.  Mr.Webster’s employment agreement contains conditions of employment and entitles him to participate in the Company’s leave, insurance and other employee benefit plans that may be in effect from time to time for management-level employees of the Company.  Mr. Webster’s employment agreement also provides for severance payments in certain cases of termination.  For additional information concerning Mr. F. T. Webster’s employment agreement, see “Potential Payments upon Termination or Change in Control — Employment Agreements” above.

The Company has a Change of Control and Severance Agreement with Mr. Abshire and Ms. Davis.  These agreements expire in 2012.  For additional information concerning such agreements, see “Potential Payments upon Termination or Change in Control – Employment Agreements” above.

Chairman and Chief Executive Officer Compensation

Mr. Adams’ base salary, discretionary bonus and benefits for each of the past three years are presented in the Summary Compensation Table above.  The methodology for establishing such levels of compensation is consistent with the methodology utilized for other executive officers.  As the major shareholder of the Company, Mr. Adams is acutely aware of the need to balance the goal of reinvesting available cash flow to build the Company’s equity base with the need to attract and retain key employees.

Internal Revenue Code 162(m) Considerations

Section 162(m) of the Internal Revenue Code, as amended, limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid officers in any year, unless the compensation meets certain performance requirements.  The Company has no officers receiving compensation in excess of $1 million.

Compensation and Risk

In order to establish and maintain profitability, the Company becomes exposed to risk.  The most significant areas of risk involve commodity price risk, customer credit risk, safety and security concerns and oil and gas exploration investment risk.  Compensation policies for all employees are designed to promote the providing of management safeguards against risk and not incentivize excessive risk-taking.  Compensation policies toward this aim include the following:

•	The compensation structure is simple and constitutes cash payments only.
•	The terms of contractual obligation are generally short-term in nature and actual results are fixed and determinable prior to the payment of employee bonuses.
•	All employees are well aware of the inherent risks associated with their respective activities and base salaries and discretionary bonus is based, in part, on the employee’s risk avoidance abilities.
•
The Company’s internal reporting structure is segregated so that the employees charged with managing and reporting risk are on a separate reporting track from those employees committing the Company to contractual obligations.  This provides independent monitoring of risk mitigation practices and procedures.

Management has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

REPORT OF COMPENSATION COMMITTEE

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee of the Board of Directors consists of Messrs. Reinauer, E. Jack Webster, Jr. and Bell.  The duties and responsibilities of the Compensation Committee are set forth in a written charter adopted by the Board of Directors and such charter is available on the Company’s website at www.adamsresources.com, under Governance.  Each of the members of the Compensation Committee is independent, as defined in Section 121A of the listing standards of the NYSE Amex Exchange.

We have reviewed and discussed with management the Company’s above Compensation Discussion and Analysis (“CD&A”) and based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
E. C. Reinauer, Jr. Chairman
E. Jack Webster, Jr.
Larry E. Bell

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive fees or any other compensation for their services as directors. Directors who are not employees received cash compensation as presented in the table below. Director fees are based on a flat amount and are paid on a quarterly basis.  Mr. Bell receives an additional flat amount paid on a quarterly basis for his service as the Audit Committee financial expert.  Directors are also reimbursed for direct out-of-pocket expenses in connection with travel associated with meeting attendance. There were no stock awards, option awards, non-equity incentive plans, pension plans or other non-qualified deferred compensation or other forms of compensation during 2009.

NAME	CASH FEES	TOTAL
E. C. Reinauer, Jr.	$25,000	$25,000
E. Jack Webster, Jr.	$25,000	$25,000
Larry E. Bell	$40,000	$40,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009 none of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company during the year ended December 31, 2009. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity that had an executive officer serving as a member of the Company’s Board of Directors or the Compensation Committee.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP performed the audit of the Company’s consolidated financial statements for the year ended 2009.  The scope and all fees associated with audit and other services performed by Deloitte & Touche LLP are pre-approved by the Audit Committee on an annual basis.  The aggregate fees billed for 2009 and 2008 are set forth below:

	2009	2008
Audit Fees:
Audit of Consolidated Financial Statements	$846,528	$634,253
Audit Related Fees -
Response to SEC Comment Letter	34,000	-
SFAS No. 157 Implementation	-	4,300
Total Audit fees and Audit Related Services	880,528	638,553
Tax Fees	-	-
All Other Fees	-	-
Total	$880,528	$638,553

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act has the responsibility to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and its subsidiaries and the sufficiency of the audits of all Company activities.  This committee is the Board's agent in ensuring the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to stockholders.  The Audit Committee is the focal point for communication between other directors, the independent auditors and management as their duties relate to financial accounting, reporting and controls. The Audit Committee is also responsible for reviewing the financial transactions of the Company involving any related parties.

Audit Committee Pre-Approval Policies

The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company’s independent registered public accountants.  This policy relates to audit services, audit-related services, tax and all other services which may be provided by the Company’s independent registered public accountants and is intended to assure that such services do not impair the auditor’s independence.  The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent registered public accountants.  Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accountants.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved.  The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent registered public accountants.

All of the services provided by the Company’s principal accounting firm described in the table above were approved in accordance with this policy and the Audit Committee has determined that the independent registered public accountants’ independence has not been compromised as a result of providing these services and receiving the fees for such services as noted above.

REPORT OF THE AUDIT COMMITTEE

April 1, 2010

To the Board of Directors:

The Audit Committee of the Board of Directors currently consists of Messrs. Reinauer, E. Jack Webster, Jr. and Bell.  The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.adamsresources.com under Governance.  Each of the members of the Audit Committee is independent, as defined in Section 121A of the listing standards of the NYSE Amex Exchange, and the board has determined that Mr. Bell is an “audit committee financial expert” as defined by the SEC.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2009.

The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence.  These items relate to that firm’s independence from the Company.  The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees, as amended by SAS No. 90 and as otherwise may be modified or supplemented.  The Audit Committee monitored auditor independence, reviewed audit and non-audit services performed by Deloitte & Touche LLP and discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

E. C. Reinauer, Jr., Chairman
E. Jack Webster, Jr.
Larry E. Bell

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

TRANSACTIONS WITH RELATED PERSONS

Mr. K. S. Adams, Jr., Chairman and Chief Executive Officer, and certain of his family limited partnerships and affiliates have participated as working interest owners with the Company’s subsidiary, Adams Resources Exploration Corporation.  Mr. Adams and such affiliates participate on terms no better than those afforded the non-affiliated working interest owners. In recent years, such related party transactions generally result after the Company has first identified oil and gas prospects of interest.  Typically the available dollar commitment to participate in such transactions is greater than the amount management is comfortable putting at risk. In such event, the Company first determines the percentage of the transaction it wants to obtain, which allows a related party to participate in the investment to the extent there is excess available.  In those instances where there was no excess availability there has been no related party participation.  Similarly, related parties are not required to participate, nor is the Company obligated to offer any such participation to a related or other party.  When such related party transactions occur, they are individually reviewed and approved by the Audit Committee comprised of the independent directors on the Company’s Board of Directors.  During 2009, such related party investment commitments totaled approximately $22 million in those oil and gas projects where a related party was also participating in such investment.  As of December 31, 2009, the Company owed a combined net total of $75,000 to these related parties.  In connection with the operation of certain oil and gas properties, the Company also charges such related parties for administrative overhead primarily as prescribed by the Council of Petroleum Accountants Society Bulletin 5.  Such overhead recoveries totaled $150,000 in 2009.  A synopsis of each proposed transaction that involves a related party is presented to the Audit Committee for their review.  Documentation of the Audit Committee’s conclusions is noted in the Audit Committee minutes.

The Company also enters into certain transactions in the normal course of business with other affiliated entities.  These transactions with affiliated companies are on the same terms as those prevailing at the time for comparable transactions with unrelated entities.  For the year ended December 31, 2009 the affiliated entities charged the Company $62,000 of expense reimbursement and the Company charged the affiliates $127,000 for expense reimbursements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of Common Stock of the Company held of record on April 1, 2010, (i) the executive officers, (ii) by beneficial owners of more than five percent of the Common Stock, (iii) and by all officers and directors as a group.  Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Adams Resources & Energy, Inc. 4400 Post Oak Parkway, Suite 2700, Houston, Texas 77027.  Unless otherwise indicated, each person named below has sole voting and investment power over all shares of Common Stock indicated as beneficially owned.

Name and address	Shares of Common Stock		Percent
of Beneficial Owner	Beneficially Owned		Of Class
K. S. Adams, Jr.	2,080,887	(1)	49.3%
E. C. Reinauer, Jr.	7,873		*
Frank T. Webster	7,000		*
E. Jack Webster, Jr.	15,189		*
Richard B. Abshire	13,900		*
Larry E. Bell	1,000		*
Sharon C. Davis	500		*

FMR Corp.	421,700	(2)	9.9%
82 Devonshire St.
Boston, MA 02109

Dimensional Fund Advisors LP	291,424	(3)	6.9%
6300 Bee Cave Road
Austin TX 78746

Renaissance Technologies LLC and James H. Simons
800 Third Avenue
New York, New York 10022	219,600	(4)	5.2%

Officers and Directors	2,126,349		50.4%
as a group (7 persons)

*	Less than 1%
(1)
Includes 1,644,275 shares owned by KSA Industries, Inc., 324,680 shares owned by Mr. Adams directly, 7,973 shares owned by the Estate of Mrs. Adams and 103,959 shares held in trusts for Mr. Adams’ grandchildren, with Mr. Adams serving as trustee.

(2)
Based solely on information contained in a Schedule 13G filed with the SEC by FMC Corp. February 12, 2009.  Beneficial owners associated with FMR Corp. include Fidelity Management & Research Company, Fidelity Low-Priced Stock Fund and Edward C. Johnson 3d.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP February 10, 2010.
(4)	Based solely on information contained in a Schedule 13G filed with the SEC by Renaissance Technologies LLC and James H. Simons February 12, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2009 were timely filed.

CODE OF ETHICS

The Company has adopted a code of ethics (the “Code of Ethics”) that applies to all officers, directors and employees, including the Company’s principal executive officer, principal financial and accounting officer, and persons performing similar functions (the “Principal Officers”).  A copy of the Code of Ethics is posted on the Company’s website at www.adamsresources.com under Governance and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Ethics with respect to its Principal Officers by posting such information on this Internet website.

ADDITIONAL INFORMATION

Appointment of Auditors

The present intention of the Audit Committee of the Board of Directors is to appoint Deloitte & Touche LLP, independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2010.  Deloitte & Touche LLP was first appointed as the Company’s auditors in 2002.  A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholders Proposals

Under the rules of the SEC, in order to be considered for inclusion in next year’s proxy statement, all shareholder proposals must be submitted in writing by December 1, 2010 to Adams Resources & Energy, Inc., c/o Investor Relations Manager, 4400 Post Oak Parkway, Suite 2700, Houston, Texas 77027.  The notice should contain the text of any proposal, the name and address of the stockholder as it appears in the books of the Company, the number of common shares of the Company that are beneficially owned by the stockholder, and any material interest of the shareholder in such business.  If a shareholder submits a proposal for consideration at the 2011 Annual Meeting after December 1, 2010, the Company’s proxy for the 2011 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2011 Annual Meeting.

Other Matters

The Company knows of no matters to be presented for consideration at the Annual Meeting other than those described above.  If other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying proxy, and acting pursuant to authority granted thereunder, will vote in accordance with their best unanimous judgment on such matters.

Number of Proxy Statements and Annual Reports

Only one copy of this Proxy Statement and the Annual Report accompanying this Proxy Statement will be mailed to stockholders who have the same address unless the Company receives a request that the stockholders with the same address are to receive separate Proxy Statements and Annual Reports. These additional copies will be supplied at no additional cost to the requesting stockholder.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

By Order of the Board of Directors

/s/ David B. Hurst
David B. Hurst
Secretary
Houston, Texas
April 1, 2010